                                                                EXHIBIT 4(f)(3)


                      SECOND AMENDMENT TO CREDIT AGREEMENT

                  SECOND AMENDMENT, dated as of February 28, 2003 (this "Second Amendment"), to the $3,850,000,000 Amended and Restated Credit Agreement, dated as of October 10, 2002 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement"), among CENTERPOINT ENERGY, INC., a Texas corporation ("Borrower"), the banks and other financial institutions from time to time parties thereto (the "Banks"), CITIBANK, N.A., as syndication agent (in such capacity, the "Syndication Agent"), and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H :

                  WHEREAS, the Borrower, the Banks, the Syndication Agent, and the Administrative Agent are parties to the Credit Agreement; and

                  WHEREAS, the Borrower has requested that the Banks agree to extend the Termination Date and amend certain other provisions contained in the Credit Agreement, and the Banks and the Administrative Agent are agreeable to such request upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement are used herein as therein defined.

                  2.       Amendment to Section 1.1 (Certain Defined Terms): (a)
Section 1.1 of the Credit Agreement is hereby amended by deleting, in their entirety, the terms "Applicable Margin", "CAF Borrowing", "CAF Facility", "CAF LIBOR Rate Loan", "CAF Loan", "CAF Loan Assignee", "CAF Loan Assignment and Acceptance", "CAF Margin", "CAF Rate", "Competitive Bid", "Competitive Bid Confirmation", "Competitive Bid Request", "Fixed Rate Loan", "Loan Documents" and "Revolving Loan Maturity Date" appearing therein and inserting the following new definitions in the appropriate alphabetical order:

                  ""Applicable Margin" means the rate per annum set forth below opposite the Designated Rating from time to time in effect during the period for which payment is due, with respect to any Committed Loan:

-----------------------------------------------------------------------------------------------
                            LIBOR RATE       ABR MARGIN        LIBOR RATE
DESIGNATED                  MARGIN FOR      FOR REVOLVING      MARGIN FOR        ABR MARGIN FOR
  RATING                 REVOLVING LOANS       LOANS           TERM LOANS          TERM LOANS
-----------------------------------------------------------------------------------------------
A-/A3 or higher               3.000%            2.000%            3.500%            2.500%
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                            LIBOR RATE       ABR MARGIN        LIBOR RATE
DESIGNATED                  MARGIN FOR      FOR REVOLVING      MARGIN FOR        ABR MARGIN FOR
  RATING                 REVOLVING LOANS       LOANS           TERM LOANS          TERM LOANS
-----------------------------------------------------------------------------------------------
BBB+/Baa1 or                  3.500%            2.500%           4.000%             3.000%
BBB/Baa2 or
BBB-/Baa3
-----------------------------------------------------------------------------------------------
BB+/Ba1                       4.000%            3.000%           4.500%             3.500%
-----------------------------------------------------------------------------------------------
BB/Ba2 or                     4.500%            3.500%           5.000%             4.000%
lower (or
unrated)
-----------------------------------------------------------------------------------------------

         ; provided, however, if the Texas Genco Stock has not been pledged to the Administrative Agent, for the benefit of the Banks, on or prior to the three-month anniversary of the Second Amendment Effective Date, each of the foregoing rates shall increase by 0.250% on and after such date until the earlier to occur of (i) the execution and delivery of the Pledge Agreement by Utility Holding, LLC and the Borrower, and the pledge of the Texas Genco Stock to the Administrative Agent, for the benefit of the Banks, and (ii) the receipt by the Banks of the Net Cash Proceeds from the Disposition of the Texas Genco Stock in accordance with the terms of this Agreement.

         In each row in the table set forth above, the first indicated rating corresponds to that assigned by S&P and the second indicated rating corresponds to that assigned by Moody's; the determination of which row of such table is applicable at any time is set forth in the definition of "Designated Rating".

                  "CEHE Credit Agreement" means the $1,310,000,000 Credit Agreement, dated as of November 12, 2002, among CenterPoint Electric, as borrower, Credit Suisse First Boston, as administrative agent, and the other financial institutions parties thereto, as amended, modified or supplemented from time to time.

                  "CEHE Facility" means the credit facilities provided under the CEHE Credit Agreement.

                  "Collateral" has the meaning specified in the Pledge
         Agreement.

                  "Loan Documents" means this Agreement, any Notes, the Pledge Agreement, the Warrant Agreement, the Registration Rights Agreement, the Warrants issued under the Warrant Agreement and any document or instrument executed in connection with the foregoing.

                  "Pledge Agreement" means the Pledge Agreement, substantially in the form of Annex A to the Second Amendment, to be entered into pursuant to the Second Amendment, as amended, modified or supplemented from time to time.

                  "Registration Rights Agreement" means the Registration Rights Agreement, substantially in the form of Annex B to the Second Amendment, to be entered into pursuant to the Second Amendment, as amended, modified or supplemented from time to time.

                  "Revolving Loan Maturity Date" means June 30, 2005.

                  "RRI Option" means the option relating to the Texas Genco Stock granted to Reliant Resources, Inc. pursuant to the Texas Genco Option Agreement, dated as of December 31, 2000, between the Borrower and Reliant Resources, Inc., as amended, modified or supplemented from time to time.

                  "Second Amendment" means the Second Amendment, dated as of February 28, 2003, to this Agreement.

                  "Second Amendment Effective Date" means the date on which each of the conditions precedent set forth in the Second Amendment shall have been satisfied or waived.

                  "Specified Swap Agreement" means any Swap Agreement entered into by the Borrower and any Bank or Affiliate thereof to hedge or mitigate interest rate risks with respect to the Loans.

                  "Texas Genco" means Texas Genco Holdings, Inc.

                  "Texas Genco Entities" has the meaning specified in Section 8.2(c).

                  "Texas Genco Stock" means the Capital Stock of Texas Genco now owned or hereafter acquired by Utility Holding, LLC, which, as of the date hereof, constitutes at least 80% of the issued and outstanding Capital Stock of Texas Genco.

                  "Utility Holding, LLC" means Utility Holding, LLC, a Delaware limited liability company and the direct parent of Texas Genco.

                  "Warrant Agreement" means the Warrant Agreement, substantially in the form of Annex C to the Second Amendment, to be entered into pursuant to the Second Amendment, as amended, modified or supplemented from time to time.

                  "Warrants" has the meaning specified in the Warrant
         Agreement.";

                  (b) amending the definition of "Excluded Asset Sales" by (i) deleting "and" immediately following clause (viii) therein and substituting in lieu thereof a semicolon, (ii) adding "and" immediately following clause (ix) therein and (iii) adding immediately following clause (ix) a new clause (x) as follows:

                  "(x) the sale or the remarketing of any Indebtedness for Borrowed Money outstanding on the Closing Date if the refinancing, refunding, remarketing, renewal or extension thereof would be permitted pursuant to clause (a) of the definition of "Excluded Transactions"";

                  (c) amending the definition of "Excluded Transactions" by (i) deleting each reference to "Indebtedness" therein and substituting in lieu thereof "Indebtedness for Borrowed Money" and (ii) deleting clause (a) thereof in its entirety and substituting in lieu thereof a new clause (a) as follows:

                  "(a) Indebtedness for Borrowed Money in respect of any refinancing, refunding, remarketing, renewal or extension (on or prior to the maturity thereof) of (without any increase in the principal amount thereof plus any expenses (including any redemption premium, penalty, broken funding, settlement and other costs) or any shortening of the final maturity thereof) Indebtedness for Borrowed Money outstanding on the Closing Date (and any refinancing, refunding, remarketing, renewal or extension thereof) and additional Indebtedness for Borrowed Money incurred by (x) Resources and/or its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 outstanding at any time and (y) the Borrower and/or its Subsidiaries (including, without limitation, Resources and its Subsidiaries) in an aggregate principal amount not to exceed $250,000,000 outstanding at any time;"; and

                  (d) amending the definition of "Net Cash Proceeds" by deleting clause (b) thereof in its entirety and substituting in lieu thereof a new clause
(b) as follows:

                  "(b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness for Borrowed Money, the cash proceeds received from such issuance or incurrence, net of (i) attorneys' fees, investment banking fees, accountants' fees, underwriting discounts, escrow fees, reserves, related swap costs and commissions and other customary fees and expenses actually incurred in connection therewith and other similar payment obligations resulting therefrom (other than the obligations under this Agreement) that are required to be paid concurrently or otherwise as a result of such issuance or incurrence and (ii) other amounts that are to be refinanced or otherwise paid with all or part of the proceeds thereof".

                  3. Amendment to Section 2.3 of the Credit Agreement (Repayment of Term Loans). Section 2.3 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 2.3:

                  "SECTION 2.3.     Repayment of Term Loans. The Borrower shall
         repay all outstanding Term Loans on the Termination Date, together with accrued and unpaid interest thereon.".

                  4. Amendment to Article III of the Credit Agreement (Amounts and Terms of the CAF Loans). Article III of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Article III:

                                  "ARTICLE III

                           [INTENTIONALLY OMITTED.]".

                  5.       Amendment to Section 4.2 of the Credit Agreement
(Fees). Section 4.2 of the Credit Agreement is hereby amended by:

                  (a) deleting paragraph (b) thereof in its entirety and substituting in lieu thereof a new paragraph (b) as follows:

                  "(b)     The Borrower agrees to pay to the Administrative
         Agent on October 9, 2003 for the account of each Bank a fee in the amount of 0.75% of the amount of the sum of (x) such Bank's Revolving Commitment (whether used or unused) and (y) the aggregate principal amount of such Bank's Term Loans outstanding on such date."; and

                  (b) deleting paragraph (c) thereof in its entirety and substituting in lieu thereof a new paragraph (c) as follows:

                  "(c)     The Borrower agrees to pay to the Administrative
         Agent for the account of the Banks a fee in the aggregate amount of $61,436,170.21 (the "Additional Fee") to be allocated to each Bank based upon the sum of such Bank's Revolving Commitment, and the aggregate amount of such Bank's Term Loans, outstanding on the Second Amendment Effective Date, payable on the Second Amendment Effective Date.".

                  6. Amendment to Section 5.7 of the Credit Agreement (Mandatory Repayments and Prepayments and Commitment Reductions). Section 5.7 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 5.7:

                  "SECTION 5.7      Mandatory Repayments and Prepayments and
         Commitment Reductions. (a) If any Capital Stock or Indebtedness for Borrowed Money shall be issued or incurred by the Borrower or any of its Subsidiaries after the Closing Date (other than Excluded Transactions and as provided in Section 5.7(c), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within one (1) Business Day after the receipt thereof toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 5.7(e).

                  (b) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale (other than (x) an Excluded Asset Sale, (y) any Asset Sale yielding Net Cash Proceeds of $30,000,000 or less, provided that the aggregate amount of Net Cash Proceeds from all Asset Sales excluded by this clause (y) shall not exceed $100,000,000 and (z) as provided in paragraphs (c) and (d) below) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, within one (1) Business Day after the receipt thereof, the Borrower shall, or shall cause the applicable Subsidiary to, apply such Net Cash Proceeds toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 5.7(e); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing pursuant to a Reinvestment Notice shall not exceed $120,000,000 and
         (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in
         Section 5.7(e).

                  (c) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Disposition of (i) any of the Texas Genco Stock or (ii) any material portion or all or substantially all of the Properties of any Texas Genco Entity, within one (1) Business Day after the receipt thereof, the Borrower shall, or shall cause the applicable Subsidiary to, apply, subject, in the case of clause (ii) only, to the terms of any Indebtedness incurred by Texas Genco and/or its Subsidiaries in accordance with Section 8.2(h), such Net Cash Proceeds toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 5.7(e); provided that, in the case of a Disposition described in clause (ii) above, the amount of such application may be reduced proportionally to the minority interest of shareholders of Texas Genco other than the Borrower and its Subsidiaries to the extent required by virtue of fiduciary obligations to such shareholders under applicable law.

                  (d) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from the sale or contribution of assets to a Securitization Subsidiary, together with the issuance of Securitization Securities, within one (1) Business Day after receipt thereof, the Borrower shall, or shall cause the applicable Subsidiary to, apply such Net Cash Proceeds toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 5.7(e); provided that, notwithstanding the foregoing, any such Net Cash Proceeds shall be applied, to the extent required under the CEHE Credit Agreement prior to any application pursuant to this Section 5.7(d), to repay the obligations under the CEHE Facility pursuant to the terms of the CEHE Credit Agreement.

                  (e) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 5.7 shall be applied, first, to the prepayment of the Term Loans in accordance with
         Section 5.2(b) and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Aggregate Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that the Borrower shall be obligated, first, to prepay the Revolving Loans in the amount of such excess, and, second, to cash collateralize the Letters of Credit to the extent that the aggregate amount of the L/C Obligations exceeds such Total Revolving Commitments after prepayment of all Revolving Loans. The application of any prepayment pursuant to this
         Section 5.7 shall be made, first, to ABR Loans and, second, to LIBOR Rate Loans. Each prepayment of the Loans under this Section 5.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.".

                  7. Amendment to Section 6.2 of the Credit Agreement (Conditions Precedent to Each Borrowing). Section 6.2 of the Credit Agreement is hereby amended by adding immediately following "this Agreement" in paragraph (b) thereof "and in the other Loan Documents".

                  8. Amendment to Section 7.1 of the Credit Agreement (Representations and Warranties of the Borrower). Section 7.1 of the Credit Agreement is hereby amended by:

                  (a) deleting the second sentence in paragraph (g) thereof in its entirety and substituting in lieu thereof the following:

         "The proceeds of the Revolving Loans will be used by the Borrower (i) to refinance certain obligations under, or for which credit support is provided by, the Existing Credit Facilities, (ii) to support commercial paper issued by the Borrower, and (iii) for other general corporate purposes.";

                  (b) adding immediately following "under this Agreement" in clause (i) in paragraph (k) thereof "or under any other Loan Document";

                  (c) deleting paragraph (m) in its entirety and substituting in lieu thereof the following new paragraph (m) as follows:

                  "(m) Financial Statements. The pro forma consolidated financial statements of the Borrower as of and for the nine months ended September 30, 2002 filed with the SEC on November 14, 2002 with the Borrower's 10-Q dated November 14, 2002, copies of which have been delivered to the Banks, present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such date and for the period then ended, in conformity with, as applicable, GAAP and the regulations promulgated under the Securities Act and, except as otherwise stated therein, consistently applied (in the case of such unaudited statements, subject to year-end adjustments and the exclusion of detailed footnotes).";

                  (d) adding immediately following "this Agreement" in the first sentence in paragraph (n) thereof "or the other Loan Documents"; and

                  (e) adding immediately following paragraph (s) thereof a new paragraph (t) as follows:

                  "(t) Pledge Agreement. Upon execution thereof, the Pledge Agreement will be effective to create in favor of the Administrative Agent, for the benefit of the Banks, a legal, valid and enforceable security interest in the Collateral as described therein and proceeds thereof. In the case of the Pledged Stock described in the Pledge Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, or if such Pledged Stock is uncertificated, when financing statements in appropriate form are filed with the appropriate office in the State of Delaware, upon execution thereof, the Pledge Agreement shall constitute a fully perfected Lien on, and security in, all right, title and interest of Utility Holding, LLC in the Pledged Stock, as security for the Credit Agreement Obligations (as defined in the Pledge Agreement), prior and superior in right to any other Person other than the RRI Option.".

                  9. Amendment to Section 8.2 of the Credit Agreement (Negative Covenants of the Borrower). Section 8.2 of the Credit Agreement is hereby amended by:

                  (a) amending paragraph (a) thereof by deleting the ratio "4.75:1.00" in clause (i) therein and substituting in lieu thereof "3.75:1.00";

                  (b) amending paragraph (b) thereof by (i) deleting the proviso in clause (iv) thereof in its entirety, (ii) deleting clause (vii) thereof in its entirety and substituting in lieu thereof a new clause (vii) as follows:

                  "(vii) Liens securing Indebtedness of (x) Texas Genco and/or its Subsidiaries; provided that such Liens shall be limited to the Property of Texas Genco and/or its Subsidiaries and (y) Resources and/or its Subsidiaries; provided that such Liens shall be limited to the Property of Resources and/or its Subsidiaries;",

(iii) deleting the "and" immediately following clause (xviii) thereof, (iv) deleting the period at the end of clause (xix) thereof and substituting in lieu thereof a semicolon and (v) adding at the end thereof immediately following clause (xix) new clauses (xx) and (xxi) as follows:

                  "(xx) Liens in favor of or for the benefit of the Banks or their Affiliates in the Collateral pursuant to the Pledge Agreement to secure obligations under Specified Swap Agreements; and

                  (xxi)   Liens created  pursuant to the Pledge Agreement.";

                  (c) amending paragraph (c) thereof by (i) deleting ", or the Capital Stock of any Significant Subsidiary of the Borrower," in clause
(iii) therein and (ii) deleting the first proviso therein in its entirety and substituting in lieu thereof the following:

         "provided, however, that nothing contained in this Section 8.2(c) shall prohibit (A) a merger involving Texas Genco or any of its Subsidiaries (collectively, the "Texas Genco Entities") or any other Subsidiary of the Borrower (including mergers to reincorporate or change the domicile of such Texas Genco Entity or other Subsidiary of the Borrower, as the case may be) if, in the case of any Texas Genco Entity, Texas Genco is the surviving entity thereof or, in the case of any other Subsidiary of the Borrower, the Borrower or a Wholly-Owned Significant Subsidiary of the Borrower is the surviving entity thereof; (B) the liquidation, winding up or dissolution of a Texas Genco Entity or any other Significant Subsidiary of the Borrower if all of the Properties of such Texas Genco Entity or such other Significant Subsidiary, as the case may be, are conveyed, transferred or distributed to, in the case of any Texas Genco Entity, Texas Genco or, in the case of any other Significant Subsidiary, the Borrower or a Wholly-Owned Significant Subsidiary of the Borrower; (C) the Disposition of any material portion or all or substantially all (or any lesser portion) of the Properties of any Texas Genco Entity or any other Significant Subsidiary, in the case of any Texas Genco Entity, to any other Person (so long as the Borrower complies with Section 5.7(c)), or, in the case of any other Significant Subsidiary, to the Borrower or a Wholly-Owned Significant Subsidiary of the Borrower; or
         (D) the transfer of assets in connection with the issuance of Securitization Securities;";

                  (d) deleting paragraph (e) thereof in its entirety and substituting in lieu thereof the following:

                  "(e)     Sale of Significant Subsidiary Stock. And will not
         permit any Subsidiary to sell, assign, transfer or otherwise dispose of any of the Capital Stock of any Significant Subsidiary. Notwithstanding the foregoing provisions or Section 8.2(c) or this Section 8.2(e), (x) the Borrower or any Significant Subsidiary may sell, assign, transfer or otherwise dispose of (i) any of the Capital Stock of any Significant Subsidiary to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that constitutes a Significant Subsidiary after giving effect to such transaction, (ii) the Capital Stock pursuant to the Genco Transaction, which was consummated prior to the Second Amendment Effective Date and (iii) the Texas Genco Stock; provided that (A) the Borrower complies with Section 5.7(c) and (B) if any Disposition of the Texas Genco Stock is effectuated by exercise of the RRI Option, such Disposition shall be made only in cash and (y) any Significant Subsidiary shall have the right to issue, sell, assign, transfer or otherwise dispose of for value its preference or preferred stock in one or more bona fide transactions to any Person; provided that immediately before and after giving effect to any such Disposition (other than pursuant to the RRI Option) described in the foregoing clauses (x) and
         (y), no Event of Default or Default shall have occurred and be continuing.";

                  (e) amending paragraph (f) thereof by (i) deleting the dollar amount "$0.16" in clause (c) thereof and substituting in lieu thereof "$0.10" and (ii) adding at the end thereof immediately before the period the following:

         ", provided that such amount shall be limited during any such fiscal quarter ending after December 31, 2003, to the lesser of (i) $0.10 per share of common Capital Stock of the Borrower and (ii) an aggregate amount not to exceed the product of (x) 50% of consolidated net income of the Borrower and its Subsidiaries, determined in accordance with GAAP, for the 12 months ended on the last day of the prior quarter and
         (y) 25%, in the event that the aggregate Term Loans outstanding shall not have been repaid during the period from the Second Amendment Effective Date through December 31, 2003 in an aggregate amount equal to at least $400,000,000, with at least $200,000,000 of such prepayment being made with the proceeds of the issuance during the period from the

         Second Amendment Effective Date through December 31, 2003 by the Borrower of its Capital Stock or securities linked thereto.";

                  (f) amending paragraph (g) thereof by adding immediately following "Wholly-Owned Subsidiary of the Borrower" in clause (b) therein "and Texas Genco and its Subsidiaries"; and

                  (g) adding at the end thereof immediately following paragraph (g) thereof new paragraphs (h), (i), (j), (k) and (l) as follows:

                  "(h)     Texas Genco Indebtedness. Permit Texas Genco or its
         Subsidiaries to create, incur, assume or permit to exist any Indebtedness for Borrowed Money, except Indebtedness in an aggregate principal amount not to exceed $250,000,000 at any one time outstanding.

                  (i) Pledge of Texas Genco Stock. Fail to use its best efforts to obtain all necessary approvals, including by the SEC, to pledge and, upon receipt of such approvals, fail to cause Utility Holding, LLC to pledge, to the Administrative Agent, for the benefit of the Banks, all of the Texas Genco Stock pursuant to the Pledge Agreement, including without limitation, delivery to the Administrative Agent of each document (including any original stock certificates together with undated stock powers executed in blank and any Uniform Commercial Code financing statements) in form and substance reasonably satisfactory to it, necessary, or in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created by the Pledge Agreement, in proper form for filing, registration or recordation, and reasonably satisfactory legal opinions or other documents and certificates reasonably requested by the Administrative Agent.

                  (j) Issuance of Warrants. Fail to use its best efforts to obtain all necessary approvals, including by the SEC, to issue and, upon receipt of such approvals, fail to (i) issue, to the Banks, the Warrants required to be issued pursuant to the Warrant Agreement or
         (ii) enter into the Registration Rights Agreement; provided, however, that if on or prior to the three-month anniversary of the Second Amendment Effective Date, the Borrower has not obtained SEC approval to issue the Warrants, the Borrower shall, prior to such anniversary, enter into an agreement, in form and substance reasonably satisfactory to the Majority Banks, to provide, for the benefit of the Banks, the equivalent value of the Warrants over the same time period during which the Warrants would have been exercisable. Concurrently with the execution and delivery of the Warrant Agreement and the Registration Rights Agreement, the Borrower shall deliver to the Administrative Agent reasonably satisfactory legal opinions or other documents and certificates reasonably requested by the Administrative Agent.

                  (k) Liens on Texas Genco Stock. And will not permit any of its Subsidiaries to, pledge, mortgage, hypothecate or grant a Lien upon, or permit any mortgage, pledge, security interest or other Lien upon, the Texas Genco Stock other than under the Loan Documents or the RRI Option.

                  (l) Resources Indebtedness. And will not permit any of its Subsidiaries or Affiliates (other than Resources and its Subsidiaries), to directly or indirectly pay, contribute, loan or otherwise transfer funds to Resources for the purpose of repaying the principal on Resource's existing $350 million loan facility or any refinancing thereof unless (i) such payment, contribution, loan or advance is made with the proceeds of a capital markets offering (to the extent permitted under this Agreement), or (ii) at the time of such payment, contribution, loan or advance, the Borrower, on a consolidated basis, does not reasonably require or foresee that it will require such funds in order for the Borrower and its Subsidiaries and Affiliates to operate their businesses consistent with past practices and to meet their ongoing obligations to third parties. Prior to the Borrower, its Subsidiaries, or its Affiliates (other than Resources and its Subsidiaries) making any payment, contribution, loan or other transfer of funds to Resources pursuant to clause (ii) above, the Borrower shall give the Banks written notice of its intent to make such transfer. Any Bank may, within five Business Days of receipt of such notice, request that the Borrower provide to the Banks a certificate summarizing how the Borrower reached the conclusion required to make such transfer pursuant to clause (ii) above. The Borrower will not permit a transfer pursuant to clause (ii) above to occur until (x) the sixth Business Day following the Borrower's giving to the Banks of notice of such transfer, if no Bank requests from the Borrower the certificate described above, or (y) the fifth Business Day following the Borrower's delivery of the certificate described above, if a Bank does request such certificate.".

                  10. Amendment to Section 9.1 of the Credit Agreement (Events of Default). Section 9.1 of the Credit Agreement is hereby amended by:

                  (a) adding immediately following the reference to "Section 7.1 " in paragraph (c) thereof ", in any other Loan Document";

                  (b) adding immediately following the parenthetical in paragraph (e) thereof "or under any other Loan Document"; and

                  (c) (i) deleting the period at the end of paragraph (k) thereof and substituting in lieu thereof "; or" and (ii) adding at the end thereof immediately following paragraph (k) a new paragraph (l) as follows:

                  "(l) (i) On or after the date of execution thereof, the Pledge Agreement shall cease, for any reason (other than in accordance with its terms), to be in full force and effect or the Borrower or any Affiliate of the Borrower shall so assert (other than in accordance with its terms), or (ii) any Lien created by the Pledge Agreement shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than in accordance with its terms).".

                  11. Amendment to Section 9.2 of the Credit Agreement (Cancellation/Acceleration). Section 9.2 of the Credit Agreement is hereby amended by:

                  (a) adding immediately following "under this Agreement" in clause (ii) in paragraph (a) thereof "or any other Loan Document"; and

                  (b) adding immediately following each reference to "under this Agreement" in clause (ii) in paragraph (b) thereof "or any other Loan Document".

                  12. Amendment to Section 11.1 of the Credit Agreement (Amendments and Waivers). Section 11.1 of the Credit Agreement is hereby amended by:

                  (a) adding immediately following "expiration date of any Bank's Commitments," in clause (i) therein "or amend or modify the definition of Initial Repayment Date or Subsequent Repayment Date (each as defined in the Warrant Agreement), or modify the Warrant Agreement to have the effect thereof, in each case to postpone such date,"; and

                  (b) adding immediately following "and the other Loan Documents," in clause (ii) therein "or release all or substantially all of the Collateral (other than in accordance with the terms of the Pledge Agreement),".

                  13. Amendment to Section 11.6 of the Credit Agreement (Effectiveness, Successors and Assigns, Participations; Assignments). Section
11.6 of the Credit Agreement is hereby amended by deleting the first sentence in paragraph (g) thereof and substituting in lieu thereof the following:

                  "Each of the Banks and the Administrative Agent agrees to exercise its best efforts to keep, and to cause any third party recipient of the Information (as defined below) to keep, any Information confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder; provided that nothing shall prevent any Bank or the Administrative Agent from disclosing such Information (i) to any other Bank or any Affiliate of any Bank, (ii) pursuant to subpoena or upon the order of any court or administrative agency, (iii) upon the request or demand of any Governmental Authority having jurisdiction over such Bank, (iv) if such Information has been publicly disclosed,
         (v) to the extent reasonably required in connection with any litigation to which either the Administrative Agent, any Bank, the Borrower or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Administrative Agent's or such Bank's, as the case may be, legal counsel, independent auditors and other professional advisors, or (viii) to any actual or proposed Participant or Purchasing Bank (each, a "Transferee") that has agreed in writing to be bound by the provisions of this Section 11.6(g). For purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information (i) with respect to "structure" or "tax aspects" of the credit and lending transactions provided for in this Agreement, as such terms are used in Sections 6011, 6111 or 6112 of the Code, and the regulations promulgated thereunder, or (ii) that is available to the Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower. For avoidance of doubt, the Borrower, the Administrative Agent and the Banks agree that the Borrower, the Administrative Agent and the Banks (and each of their Affiliates, their directors, officers, agent, attorneys, employees and representatives) are permitted to disclose to any and all Persons, without limitation of any kind, the "structure" and "tax aspects" of the credit and lending transactions provided for in this Agreement, as such terms are used in Sections 6011, 6111 or 6112 of the Code, and the regulations promulgated thereunder, and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent and the Banks related to such structure and tax aspects. The preceding sentence and clause (i) in the definition of "Information" above are set forth herein solely to come within certain "safe harbor" provisions set forth in certain temporary regulations promulgated under Sections 6011, 6111 and 6112 of the Code.".

                  14. Amendment to Credit Agreement. The Credit Agreement is hereby amended by deleting all references to CAF Loans and all other related definitions deleted pursuant to Section 2 of this Second Amendment (other than "Applicable Margin", "Loan Documents" and "Revolving Loan Maturity Date").

                  15. Amendment to Exhibit 11.6(i)(c) to the Credit Agreement (Form of CAF Note). Exhibit 11.6(i)(c) to the Credit Agreement and all references thereto are hereby deleted in their entirety.

                  16. Conditions to Effectiveness. This Second Amendment shall become effective as of the date set forth above upon satisfaction of the following conditions precedent (the "Second Amendment Effective Date"):

                  (a) The Administrative Agent shall have received counterparts of this Second Amendment executed by the Borrower and each of the Banks;

                  (b) The Administrative Agent shall have received copies of an amendment to the Texas Genco Option Agreement, dated as of December 31, 2000, between the Borrower and Reliant Resources, Inc., permitting the pledge of the Texas Genco Stock and permitting the exercise of voting rights and foreclosure remedies, upon the occurrence and during the continuation of an Event of Default, for the Texas Genco Stock;

                  (c) The Administrative Agent shall have received, for the benefit of the Banks, the Additional Fee;

                  (d) The Administrative Agent shall have received all fees and expenses required to be paid pursuant to the Credit Agreement;

                  (e) The Administrative Agent shall have received satisfactory legal opinions and other documents and certificates reasonably requested by the Administrative Agent; and

                  (f) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Second Amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.

                  17. Reference to and Effect on the Loan Documents; Limited Effect. On and after the date hereof and the satisfaction of the conditions contained in Section 16 of this Second Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provisions of any of the Loan Documents. Except as expressly amended herein, all of the provisions and covenants of the Credit Agreement and the other Loan Documents are and shall continue to remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

                  18. Representations and Warranties. The Borrower, as of the date hereof and after giving effect to the amendment contained herein, hereby confirms, reaffirms and restates the representations and warranties (except for those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date) made by it in Article VII of the Credit Agreement and otherwise in the Loan Documents to which it is a party; provided that each reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement after giving effect to this Second Amendment.

                  19. Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission shall be effective as an original for all purposes hereof. The execution and delivery of this Second Amendment by any Bank shall be binding upon each of its successors and assigns (including Transferees of its Commitments and Loans in whole or in part prior to effectiveness hereof) and binding in respect of all of its Commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

                  20. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

                                 CENTERPOINT ENERGY, INC.

                                 By: /s/ MARC KILBRIDE
                                    -----------------------------
                                    Name: Marc Kilbride
                                    Title: Vice President and Treasurer

                                 JPMORGAN CHASE BANK, as Administrative
                                 Agent and as a Bank

                                 By: /s/ WILLIAM T. STROUT
                                    -----------------------------
                                    Name: William T. Strout
                                    Title: Managing Director

                                 CITIBANK, N.A., as Syndication Agent and as a Bank

                                 By: /s/ SANDIP SEN
                                    -----------------------------
                                    Name: Sandip Sen
                                    Title: Managing Director

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 ABN AMRO BANK N.V.

                                 By: /s/ JOHN J. MACK
                                    -----------------------------
                                 Name: John J. Mack
                                 Title: Senior Vice President

                                 By: /s/ THOMAS J. STERR
                                    -----------------------------
                                 Name: Thomas J. Sterr
                                 Title: Vice President

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 BANK HAPOALIM, B.M

                                 By: /s/ MARC BOSC
                                    -----------------------------
                                 Name: Marc Bosc
                                 Title: Vice President

                                 By: /s/ LEHROY HACKEN
                                    -----------------------------
                                 Name: Lehroy Hacken
                                 Title: Vice President

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 BANK ONE, N.A.

                                 By: /s/ MADELEINE N. PEMBER
                                    -----------------------------
                                 Name: Madeleine N. Pember
                                 Title: Director

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 BANK OF AMERICA, N.A.

                                 By: /s/ RICHARD L. STEIN
                                    -----------------------------
                                 Name: Richard L. Stein
                                 Title: Principal

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 THE BANK OF NOVA SCOTIA

                                 By: /s/ DENIS P. O'MEARA
                                    -----------------------------
                                 Name: Denis P. O'Meara
                                 Title: Managing Director

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 THE BANK OF TOKYO-MITSUBISHI, LTD.

                                 By: /s/ D. BARNELL
                                    -----------------------------
                                 Name: D. Barnell
                                 Title: Vice President

                                 By: /s/ J. MEARNS
                                    -----------------------------
                                 Name: J. Mearns
                                 Title: VP & Manager

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 BARCLAYS BANK PLC

                                 By: /s/ SYDNEY G. DENNIS
                                    -----------------------------
                                 Name: Sydney G. Dennis
                                 Title: Director

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                 BAYERISCHE LANDESBANK
                                 GIROZENTRALE

                                 By: /s/ DIETMAN RIEG
                                    -----------------------------
                                 Name: Dietman Rieg
                                 Title: First Vice President

                                 By: /s/ JAMES H. BOYLE
                                    -----------------------------
                                 Name: James H. Boyle
                                 Title: Vice President

                                                                  Signature Page
                                                             Second Amendment to
                                                    CenterPoint Credit Agreement

                                    WESTLB AG, New York Branch

                                    By: /s/ SALVATORE BATTINELLI
                                       --------------------------
                                    Name: Salvatore Battinelli
                                    Title: Managing Director

                                    By: /s/ RICHARD J. PEARSE
                                       --------------------------
                                    Name: Richard J. Pearse
                                    Title: Executive Director